PLBY GROUP, INC.
NOTICE OF GRANT OF
PERFORMANCE-BASED RESTRICTED STOCK UNITS
(Employees General Form)

PLBY Group, Inc. (the “Company”) hereby grants to the Participant the target number of performance-based Restricted Stock Units (“PRSUs”) set forth below under the PLBY Group, Inc. 2021 Equity and Incentive Compensation Plan (the “Plan”). The PRSUs are subject to all of the terms and conditions in this Notice of Grant of Performance-Based Restricted Stock Units (this “Grant Notice”), in the Performance-Based Restricted Stock Units Agreement attached hereto (the “Agreement”) and in the Plan. Capitalized terms used, but not otherwise defined, in this Grant Notice will have the meanings given to such terms in the Plan, and the Plan and the Agreement are hereby incorporated by reference into this Grant Notice. If there are any inconsistences between this Grant Notice or the Agreement and the Plan, the terms of the Plan shall govern.

Participant:	[Name]
Type of Grant:	Performance-based Restricted Stock Units
Date of Grant:	[Grant Date]
Target Number of PRSUs:	[#][1]
Vesting Start Date:	[Vesting Start Date]
Performance Period:	Vesting Start Date through the seven (7) year anniversary of the Vesting Start Date
Vesting Schedule:[2]
The target PRSUs are divided into four vesting tranches (each, a “Tranche”), with each Tranche representing 25% of the target number of PRSUs. The PRSUs in each Tranche shall vest and become earned upon achievement of the following thirty (30) day volume-weighted average price milestones (each, a “Performance Objective”) for a share of Common Stock:
Tranche 1: $20,
Tranche 2: $30,
Tranche 3: $40, and
Tranche 4: $50,
in each case, prior to the end of the Performance Period and subject to the Participant’s continued Service through the date that the Board certifies that the Performance Objective for such Tranche has been achieved (the “Certification Date”).

1 Number to be evenly divisible by number of vesting tranches.
2 Vesting Schedule may be included in an appendix to a grant agreement accepted via an electronic platform.

PLBY GROUP, INC.

Performance-Based Restricted Stock Units Agreement

PLBY Group, Inc. (the “Company”) has granted, pursuant to the PLBY Group, Inc. 2021 Equity and Incentive Compensation Plan (the “Plan”), to the Participant named in the Notice of Grant of Performance-Based Restricted Stock Units (the “Grant Notice”) to which this Performance-Based Restricted Stock Units Agreement is attached (together with the Grant Notice, this “Agreement”) an award of performance-based Restricted Stock Units as set forth in such Grant Notice, subject to the terms and conditions set forth in this Agreement.

1.Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in Grant Notice, or, if not defined therein, then the Plan. As used in this Agreement:

a.“Cause” shall mean “Cause” as defined in the individual employment agreement in effect as of the Date of Grant between the Participant and the Company or any Subsidiary (an “Employment Agreement”).

b.“Good Reason” shall mean “Good Reason” as defined in the Participant’s Employment Agreement.

c.“Service” shall mean the Participant’s employment or service with the Company or a Subsidiary, whether as an employee, a Director, a consultant or similar individual who provides services to the Company or any Subsidiary that are equivalent to those typically performed by an employee (provided that such person satisfies the Form S-8 definition of “employee”). Unless otherwise provided by the Board, the Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service or a change in the Company or Subsidiary for which the Participant renders Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, the Participant’s Service shall not be deemed to have been interrupted or terminated in the case of transfers between locations of the Company and its Subsidiaries or if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company.

2.     Grant of PRSUs. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, the Company has granted to the Participant, as of the Date of Grant, the target number of performance-based Restricted Stock Units set forth in the Grant Notice (the “PRSUs”). Each earned and vested PRSU shall represent the right of the Participant to receive one share of Common Stock subject to and upon the terms and conditions of this Agreement and the Plan and achievement of the Performance Objectives.

3.     Vesting of PRSUs.

a.The PRSUs shall vest in accordance with the Vesting Schedule set forth in the Grant Notice upon achievement of the relevant Performance Objective for each Tranche prior the end of the Performance Period, subject to the Participant’s continued Service through the applicable Certification Date for such Tranche. The Board shall, periodically throughout the Performance Period and upon request of the Participant, assess whether the Performance Objective for a particular Tranche has been satisfied, and, if it concludes that such Performance Objective has been satisfied, shall certify such achievement. Any PRSUs that do not vest prior to the end of the Performance Period shall be forfeited, including, except as provided in Section 3(b) or Section 3(c) below, if the Participant ceases to be in continuous Service for any reason prior to the end of the Performance Period.

b.Notwithstanding Section 3(a) above, if the Participant’s Service is terminated by the Company or its Subsidiary without Cause or the Participant terminates his or her Service for Good Reason, in each case prior to the end of the Performance Period, then the PRSUs will remain outstanding and eligible to vest based on actual attainment of the Performance Objectives until the earlier of (i) [the third anniversary of / 90 days following] such termination date and (ii) the end of the Performance Period. Any PRSUs that do not vest within the foregoing timeframe shall be immediately forfeited.

c.Notwithstanding Section 3(a) above, in the event of a Change in Control and subject to the Participant’s continued Service through such time, the PRSUs shall become vested in full and payable to the Participant pursuant to Section 5 hereof upon the consummation of the Change in Control, except to the extent that a Replacement Award is provided to the Participant to continue, replace or assume the PRSUs covered by this Agreement (the “Replaced Award”) immediately prior to (and contingent upon) the Change in Control. If, within [three (3) months prior to or] twenty-four (24) months after receiving a Replacement Award, the Participant’s Service is terminated by the Company or its successor without Cause or the Participant for Good Reason during the remaining vesting period for the Replacement Award, the Replacement Award shall immediately vest in full. For purposes of this Agreement, a “Replacement Award” means an award (i) of the same type (e.g., Performance-based restricted stock units) as the Replaced Award, (ii) that has a value at least equal to the value of the Replaced Award, (iii) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (iv) if the Participant holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Participant under the Code are not less favorable to such Participant than the tax consequences of the Replaced Award, and (v) the other terms and conditions of which are not less favorable to the Participant holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this paragraph are satisfied will be made by the Board or Committee, as constituted immediately before the Change in Control, in its sole discretion.

4.     Restrictions on Transfer of PRSUs.

a.Subject to Section 15 of the Plan, neither the PRSUs evidenced hereby nor any interest therein or in the shares of Common Stock underlying such PRSUs shall be transferable prior to the settlement of such PRSUs pursuant to Section 5 hereof other than by will or pursuant to the laws of descent and distribution.

b.Further, subject to Early Release (defined below), during the twelve (12) month period following the settlement of any PRSUs (the (“Transfer Restriction Period”), the Participant agrees that he or she will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the shares of Common Stock received upon settlement of such PRSUs (“Transfer Restricted Shares”) or enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such shares of Common Stock, whether any of these transactions are to be settled by delivery of any shares of Common Stock or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any short sales with respect to any securities of the Company; provided, however, that the Transfer Restriction Period shall not apply to any (a) transfers to satisfy any tax withholding obligations associated with the PRSUs; (b) transfers or distributions to theParticipant’s direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended); (c) transfers by bona fide gift to a member of the Participant’s immediate family or to a trust, the beneficiary of which is the Participant or a member of the Participant’s immediate family for estate planning purposes; (d) transfers by virtue of the laws of descent and distribution upon death of the Participant; (e) transfers pursuant to a qualified domestic relations order; or (f) pledges of the Transfer Restricted Shares as security or collateral in connection with a borrowing or the incurrence of any indebtedness by the Participant, provided, however, that such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers, provided, however, that such plan does not provide for the transfer of Transfer Restricted Shares during the Transfer Restriction Period. Notwithstanding the foregoing, if the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property, then the PRSUs and shares of Common Stock into which they are settled shall be released from the Transfer Restriction Period immediately prior to the date of such liquidation, merger, stock exchange or similar transaction (“Early Release”).

5.    Form and Time of Payment of PRSUs.

a.Payment for the PRSUs, after and to the extent they have become vested and nonforfeitable, shall be made in the form of one share of Common Stock for each vested PRSU. Payment shall be made following the applicable Certification Date for such PRSUs on a day on which the sale of such shares of Common Stock would not violate the terms of a blackout period (whether under the Company’s insider trading policy, applicable law or otherwise), but in any event no later than March 15th of the calendar year following the calendar year in which such Certification Date occurs.

b.Except to the extent provided by Section 409A of the Code and permitted by the Board or the Committee, no shares of Common Stock may be issued to the Participant at a time earlier than otherwise expressly provided in this Agreement.

c.The Company’s obligations to the Participant with respect to the PRSUs will be satisfied in full upon the issuance of shares of Common Stock corresponding to such vested PRSUs.

6.    Voting and Other Rights.

a.The Participant shall have no rights of ownership in the shares of Common Stock underlying the PRSUs and no right to vote the shares of Common Stock underlying the PRSUs until the date on which the shares of Common Stock underlying the PRSUs are issued or transferred to the Participant pursuant to Section 5 above.

b.The obligation of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver shares of Common Stock in the future, and the rights of the Participant will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

7.    Adjustments. The PRSUs and the number of shares of Common Stock issuable for each PRSU and the other terms and conditions of the grant evidenced by this Agreement are subject to mandatory adjustment, including as provided in Section 11 of the Plan.

8.    Taxes. To the extent that the Company or any Subsidiary is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made to or benefit realized by the Participant pursuant to this Agreement, the Participant agrees that the Company or such Subsidiary will withhold any taxes or other amounts required to be withheld by the Company or such Subsidiary under federal, state, local or non-U.S. law as a result of such payment or benefit in an amount sufficient to satisfy the minimum statutory withholding amount permissible. To the extent that the amounts available to the Company or such Subsidiary for such withholding are insufficient, it shall be a condition to the obligation of the Company to make any such delivery or payment that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld. In no event will the market value of Common Stock to be withheld pursuant to this Section 8 to satisfy applicable withholding taxes or other amounts exceed the minimum amount of taxes that could be required to be withheld. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for the Participant with respect to any payment provided to the Participant hereunder, and the Participant shall be responsible for any taxes imposed on the Participant with respect to any such payment.

9.    Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other PRSU grant materials by and among, as applicable, Company or any of its Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company and its Subsidiaries may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options, PRSUs or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

    The Participant understands that Data may be transferred to a stock plan service provider as may be designated by the Company from time to time, which would be assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Company, the stock plan service provider as may be designated by the Company from time to time, and its affiliates, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan, to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Company will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the Participant options, PRSUs or other equity awards or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

10.     Compliance with Law.

a.The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, that notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any shares of Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

b.Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prevents the Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity the Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

11.     Compliance With Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Participant). Notwithstanding the foregoing, the Company is not guaranteeing any particular tax outcome, and the Participant shall remain solely liable for any and all tax consequences associated with the PRSUs.

12.     Interpretation. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

13.     No Right to Future Awards or Continued Employment. The grant of the PRSUs under this Agreement to the Participant is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. Nothing contained in this Agreement shall confer upon the Participant any right to continued employment with the Company or any of its Subsidiaries.

14.     Relation to Other Benefits. Any economic or other benefit to the Participant under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Participant may be entitled under any other compensatory arrangement maintained by the Company or any of its Subsidiaries.

15.     Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the Participant’s rights with respect to the PRSUs without the Participant’s written consent, and the Participant’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.

16.     Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

17.     Relation to Plan. The PRSUs granted under this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan will govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.

18.     Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the PRSUs and the Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

19.     Governing Law. This Agreement shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

20.     Successors and Assigns. Without limiting Section 4 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Participant, and the successors and assigns of the Company.

21.     Acknowledgement. The Participant acknowledges that the Participant (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.

22.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year indicated below.

PLBY GROUP, INC.

By: __________________________________
Name: _______________________________
Title: ________________________________
Date: ________________________________

Participant Acknowledgment and Acceptance

By: __________________________________
Print Name: ___________________________
Date: ________________________________